Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File No.s. 333-130998, 333-130997, 333-125919) of Protalex, Inc. (the “Company”) of our report dated July 14, 2016, with respect to the financial statements as of and at the year ended May 31, 2016 and 2015, which appear in the Annual Report of the Company on Form 10-K for the year ended May 31, 2016. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

/s/ Liggett & Webb, P.A.

New York, NY

July 15, 2016